Exhibit 10.2

SUBLEASE AGREEMENT

Madrid, January 5, 2006

BETWEEN

Mr. William Newton, of age, a US national, with Residence Permit No. X0103078S and business address in Madrid, calle Orense no. 69.

And Mr. John Joseph Slater, with Residence Permit No. X-0612789-T, a US national, with residence in Madrid, calle Prado del Rey, 4 Chalet 56 Pozuelo de Alarcón 28223

ON BEHALF OF

On behalf of the business corporation LIONBRIDGE ESPAÑA, S.L. with Tax Id No. B81673063 and registered offices in Madrid, Calle Orense 69 – 1º, established for an indefinite period of time as per deed of incorporation executed before the Notary Public Mr. García-Ramos Iturralde on December 29, 1998, with record number 4.322. The company has been registered in the Business Registry of the Province of Madrid, in Volume 12,031, Book 0, Folio 103, Section 8, Page No. M-189404, Entry No. 1.

Acting as agent, as duly certified in the appointment agreed upon at the meeting of the Board of Directors held on January 30, 2004 and recorded in a public deed executed before the Notary Public of Madrid, Mr. Miguel Ángel García-Ramos Iturralde, on February 19, 2004 with record number 378, and registered in the Business Registry of Madrid, Volume 13.551, Book 0, Folio 196, Section 8, Page No. M-189404, Entry 20.

On behalf of the business corporation “SlaterLabs S.A.”, with Tax Id No. A-84117688 and registered offices in Madrid, Paseo de la Castellana 121 1º-D, established for an indefinite period of time as per deed of incorporation before the Notary Public Mr. Luís de la Fuente O’Connor, on the date October 1, 2004, with record number 2,854 and registered in the Business Registry of Madrid, Volume 21,001, Book 0, Folio 31, Section 8, Page No M-372489, Entry no.1.

Acting according to appointment in the deed of incorporation, executed before the Notary of Madrid, Mr. Luís de la Fuente O’Connor, registered in the Business Registry of Madrid.

Both parties acknowledge their mutual legal capacity to enter into this agreement freely and voluntarily.

AND DECLARE AS FOLLOWS:

I.	That on July 18, 2003, the business corporation LIONBRIDGE ESPAÑA, S.L. (in the following the SUBLESSOR) signed a lease agreement with the business corporation “RENTA ANTIGUA G.O. S.L.” for the lease of the following real estate located in the building Eurobuilding II, in Calle Orense number 69 in Madrid:

•	Office premises letters E and F located on the first floor. The first office has an approximate area of 2,133.72 m2 (registered building no. 9,531, cadastral reference 900 1190501 VK4719A 0040 OT), and the second has an approximate area of 1,464.18 m2 (registered building no. 9,529, cadastral reference 1190501 VK4719A 0041 PY). Both are registered in the Property Registry no. 7 of Madrid.

•	66 parking spaces, with the numbers 3 to 18, 21 to 30, 34 to 39, 44, 45, 47, 48, 50, 51, and 53 to 74 located in the first basement of the building (registered building no. 8232), and with the numbers 250, 252, 255, 257, 288, and 289 located in the second basement of the building (registered building no. 8231) both registered in the Property Registry no. 7 of Madrid.

II.	That the business corporation SlaterLabs S.A. (in the following the SUBLESSEE) is interested in subleasing the properties described in Section I, to be considered as the object.

The drawings attached in Annex no. 1 identify the area and the parking spaces that are the object of the sublease.

In the following, the area and the parking spaces that are the object of this sublease agreement will be referred to as the PREMISES.

The SUBLESSEE declares to have visited and to know the mentioned PREMISES, and he can therefore not formulate any claim regarding the area and the condition of same.

III.	That, according to all of the above, both parties sign the present SUBLEASE AGREEMENT in accordance with the following

TERMS AND CONDITIONS

One – Legal System

In accordance with article 4 in the Act of Urban Leases (LAU) 29/1994 of November 24, this sublease agreement shall be governed by the will of the parties as stated in this agreement, and otherwise, regarding matters that are not foreseen herein, and on condition that they do not contradict the agreements recorded herein, the agreement shall be governed in accordance with Chapter III of the mentioned Act and additionally, in accordance with the Civil Code.

This sublease agreement is also signed in accordance with the terms and conditions contained in the document dated November 20, 2003, in which the owner expressly authorizes the sublease of these premises.

Two.- Duration

The duration of this agreement is 2 years from the date of signature, and the contracting parties are under the obligation to fulfill the mentioned period of duration. When the previously established period of 2 years has finished, this agreement shall be automatically and tacitly extended for successive periods of one year, with a maximum limit of 2 annual extensions, unless one of the parties informs the other party in a satisfactory manner of his intention to cancel it at least 6 months in advance of the expiration of the agreement or any of the successive extension periods.

Notwithstanding the above paragraph and in the event of an extension of the sublease agreement between the SUBLESSOR and the owner, the parties expressly agree to the automatic and tacit extension of this agreement for the same periods of time that the mentioned agreement is extended, unless one of the parties informs the other party of his intention to cancel it at least 6 months in advance of the expiration of the initial term of validity or any other of the consecutive extension periods.

This agreement will expire when the normal duration foreseen in this condition has elapsed, or, in any case, in the event that the lease agreement referred to in paragraph I is cancelled, in which case the subleased PREMISES shall be vacated by the said date.

Consequently, after informing of the decision to cancel the agreement, the SUBLESSEE undertakes to vacate the PREMISES that are the object of the sublease, and place them at the disposal of the SUBLESSOR.

Likewise, the parties expressly agree that under no circumstances shall the compensation indicated in article 34 of the Act of Urban Leases currently in force apply.

Three.- Object of the Sublease Physical Location

The object of the sublease is solely made up of the area and the parking spaces described in the drawing enclosed as Annex I to this document, and thus excludes the facade, the sides of the entrance and the lobby of the stairs. The SUBLESSEE is therefore not permitted to place signs or advertisements in the said places, balconies, or windows.

The SUBLESSEE can affix his nameplate in the place designated for this purpose in the lobby of the building.

The SUBLESSEE declares that he has knowledge of the current urban rating of the subleased object, as well as the regulations that apply regarding the permitted uses, expressly discharging the SUBLESSOR from any claim or compensation in case the corresponding competent administrative authorities should refuse to give or revoke the necessary permits, licenses or authorizations.

The object is leased in the present condition of the existing main power connections and branches or line voltages that affect the utilities with which it is equipped, and the SUBLESSEE cannot require different installations or modify them without the express consent in writing by the SUBLESSOR and the owner.

In case it should be necessary to carry out modifications in the general building installations as well as in the installations of the subleased object that have been authorized by the SUBLESSOR and the owner, the complete cost of the said modifications shall be for the account of the SUBLESSEE, if he should wish to continue using the utility in question. However, prior to this he shall submit the report and the project for the modifications, which must be carried out in each case as required by the corresponding utility company, to the SUBLESSOR and the owner for their approval.

If the SUBLESSEE should modify the utility installations of the subleased object without the mandatory authorization of the SUBLESSOR and the owner, the SUBLESSOR can cancel the agreement, and the SUBLESSOR or the owner can claim damages.

The purchase, maintenance, repair, and possible replacement of the utility meters as well as the consumption amount are exclusively for the account of the SUBLESSEE.

The SUBLESSEE is required to contract directly with the corresponding utility companies, and the SUBLESSOR or the owner can terminate the contract for supplies in their name as from today’s date.

The SUBLESSOR, the owner or the administrator are exempt from all responsibility if, at any moment, the utilities used by the subleased premises should fail or be reduced.

The SUBLESSEE acknowledges to receive the object of the present agreement in a perfect state of preservation and to his entire satisfaction; consequently all wear and tear caused to the object are for his account.

Four.-Rent

The agreed rent comes to the monthly amount of 19.080 EUROS (nineteen thousand eighty Euros), plus the corresponding Value Added Tax rate. This sum includes the office space, 12 parking spaces and the general building expenses that apply to the subleased PREMISES. The mentioned expenses include the insurance of the premises, cleaning, mandatory municipal property tax (IBI), etc.

The rent and other amounts for the account of the SUBLESSEE shall be payable in monthly advance payments from the 1st to the 7th day of each month.

Payment shall be made by a direct debit order from the bank account indicated by the SUBLESSEE for this purpose.

In case the mentioned account is closed or cancelled, the SUBLESSEE shall pay the rent at the domicile of the SUBLESSOR.

Five.- Rent Adjustment

The contracting parties agree that during the term negotiated in this agreement and its possible extensions, the rent shall be adjusted each year according to the changes in the Cost of Living (at present the Consumer Price Index), as established by the Spanish National Statistics Institute or an organization that replaces it for the whole Spanish nation. The mentioned adjustment shall be made by modifying, at each annual due date, the current rent in the same proportion as the variation of the mentioned index during the immediately preceding twelve-month period.

If the Spanish General Consumer Price Index should not be a valid index for regulating the rent up or down in the future, the index to be used shall be the one indicated by the management.

In the event that the definitive indices have not been published on the date for adjusting the rent, the temporary indices, if known, can be applied, and the corresponding adjustments shall take place when the indices are known.

In any case, the effect of the rent adjustment, whether an increase or a decrease, shall take place on the foreseen date. In case of an increase the SUBLESSEE shall pay the corresponding amount from this date in the first receipt issued, and in case of a decrease the LESSEE shall pay back the corresponding amount from this date in the first receipt issued.

Six. – Tax on Garbage or Waste Materials

The SUBLESSEE is under the obligation to pay the Garbage Collection Tax in the proportion that corresponds to the subleased premises, as it is understood that this service is carried out by the municipality for the exclusive benefit of the user. Although the owner and the SUBLESSOR have subsidiary or joint responsibility for the payment, the mentioned amount can be paid to the SUBLESSOR by the SUBLESSEE, independently of the agreed rent, and entirely, as a separate item, but contained in the rent receipt.

The SUBLESSEE is likewise under the obligation to pay, in the proportion that corresponds to the subleased object, any tax, duty or similar fees that are levied by the national, local or autonomous government, for the collection or disposal of waste materials, and that are drawn on the owner or the SUBLESSOR.

Seven.- Return of the Subleased Object

When, for any reason, the sublease agreement, the SUBLESSEE shall return the subleased object and its installations in a good state of maintenance to the SUBLESSOR. The equipment and installations that correspond to the activity of the SUBLESSEE and which can be removed without causing any damage, shall be removed by the SUBLESSEE. As to improvements or installations that cannot be removed without causing damage, the SUBLESSOR or the owner can choose between removing them at the cost of the SUBLESSEE or leave them to the benefit of the subleased premises, in which case the SUBLESSEE shall not be entitled to receive any compensation.

Any installations for water, electricity, air conditioning, and heating that the SUBLESSEE may have carried out, shall remain in the subleased object, and the SUBLESSEE shall not be entitled to remove them unless so required by the SUBLESSOR or the owner. In none of the above cases shall the SUBLESSEE be entitled to receive any compensation for any improvements or installations he has carried out.

Eight.- Purpose and Use of the Subleased Premises

The PREMISES that are the object of the sublease shall solely and exclusively be used by the SUBLESSEE for offices.

The SUBLESSEE declares to know the PREMISES which are the object of the sublease, and that he considers them to be suitable for the mentioned use.

If other activities should be carried out, the SUBLESSOR can cancel the agreement due to non-fulfillment of this condition by the SUBLESSEE.

The SUBLESSOR can also cancel the agreement if the PREMISES remain closed for more than six months of the year.

It is not permitted to have machines at the PREMISES which produce vibrations or noise that are disturbing the other occupants of the building or of the adjoining buildings.

Nine.- Entry by the SUBLESSOR in the Subleased Premises

The SUBLESSEE authorizes the SUBLESSOR, or any other person authorized or named by the SUBLESSOR for that purpose, to enter the subleased premises any number of times necessary to inspect the exact fulfillment of all the terms and conditions of the this agreement.

Ten.- Security Deposit

Upon signature of this agreement, the SUBLESSEE shall hand over a safety deposit to the SUBLESSOR for the amount of 38.160 Euros (thirty-eight thousand one hundred and sixty Euros), which corresponds to two months’ rent, and the use of which shall be the one determined by the law.

The safety deposit shall not produce any interest for the SUBLESSEE and shall be revised every seven years in order to adjust it to the equivalent sum of two months’ current rent.

It is agreed that at the expiry or cancellation of this agreement, the SUBLESSOR can withhold the safety deposit as partial or full compensation for the amounts owed to him by the SUBLESSEE, as well as for the damages caused due to contractual non-fulfillment or non-contractual responsibility derived from the use of the PREMISES.

Eleven.-Repair or Improvement Works in the Building

Expressly waiving article 30 in connection with articles 22 and 26 in the Act of Urban Leases, the contracting parties agree that if the owner or the SUBLESSOR should wish to carry out repairs, renovations or improvements in the object of the sublease, the SUBLESSEE cannot object to same and shall agree to them, although this does not affect his right, to be exercised within a period of one month after the notification, to cancel the agreement if the work affects him in any relevant way. The SUBLESSEE also waives all rights to receive a rent reduction because he is deprived of part the subleased object due to the refurbishment, and to receive a compensation for the costs caused by the renovation works or for the damage caused.

Twelve.-Repair Works in the Subleased Object

Based on his knowledge of the object of this agreement, the SUBLESSEE declares that it is in a perfect state of conservation, and that the damage and wear caused to it, as well as the necessary repair works to maintain the object in a condition that makes it possible to be used for the agreed purpose, shall be for his account; excepting any repairs that affect the building structure, as he expressly waives article 30 in connection with article 21 in the Act of Urban Leases, and therefore does not have the right to cancel the agreement or to give it up, to receive any compensation, nor to reduce or stop paying the rent.

Thirteen.-Non-Authorized Work

Except for the work indicated in the condition above, the SUBLESSEE cannot carry out work in the subleased object without previous permission in writing from the SUBLESSOR and the owner.

The execution of work without the written authorization of the SUBLESSOR and the owner shall be considered cause for cancellation of this agreement.

Furthermore, the SUBLESSEE shall be under the obligation to compensate the SUBLESSOR for damages, not only for the cost of the work necessary for the object to return to its original state and shape, but also for the lost profits due to the impossibility of subleasing it until the last works have been completed.

Fourteen.- Waiver of the Right of Preferential Purchase

The parties expressly waive the right indicated in article 31 of the Act of Urban Leases and agree that in case of sale of the subleased premises or in case of transfer of title to same, the SUBLESSEE shall not have the right of preferential purchase hereof.

Fifteen. – Waiver of the Right to Transfer and Sublease

The SUBLESSEE cannot transfer or sublease the subleased premises completely or in part.

If the SUBLESSEE should violate this condition, the SUBLESSOR can cancel the agreement.

Sixteen. Application of VAT

The SUBLESSEE is under the obligation to pay the Value Added Tax rate that corresponds at all times, and which is applied to the total of the items that make up the rent receipt.

Seventeen.- Insurance

During the duration of this agreement, the SUBLESSEE is under the obligation, at his own expense, to take out and maintain an insurance policy for civil liability that covers the risk of damages that can be inflicted on persons or things, or on the object itself, as a result of the use of same, be they acts or omissions by the SUBLESSEE or his personnel, or be they due to the installations of same.

Eighteen.- Cancellation due to Ruinous State

The ruinous state of the object as declared in an administrative record as well as the loss or destruction of the object shall be cause for cancellation. It is considered that the object is in a ruinous state when it is necessary to carry out repair works with a cost equal to or above 50 percent of the construction value, not counting the value of the land.

Nineteen.- Cancellation due to Expropriation

The expropriation of the object of the agreement by the corresponding competent government administration shall be cause for cancellation of this agreement.

Twenty.-Causes for Cancellation of the Agreement

In addition to the non-fulfillment of the agreed conditions, the causes foreseen in the current Act of Urban Leases and the legislation for the lease agreements that should replace it, shall also be considered reasons for cancellation.

Twenty-one. – Penalty

The SUBLESSEE is under the obligation to vacate the object of the present agreement, leaving it unoccupied, empty, and clear to the disposal of the LESSEE, and to appear at the business premises of the LESSEE to hand over the keys to indicate that the premises have been vacated when the agreed term has come to an end or if the agreement has been cancelled for any reason. If this is not done punctually, the SUBLESSEE shall be under the obligation to pay a compensation to the SUBLESSOR for each day of delay that the premises are not vacated and the keys have not been handed over. The mentioned compensation shall be the equivalent of a thirtieth part of the last monthly rent paid. The mentioned penalty shall be made independently of the exercise by the SUBLESSOR of the necessary actions to obtain the eviction.

Twenty-two. - Guarantee for Fulfillment of the Agreement.

As an additional guarantee for the fulfillment of all the terms and conditions in this agreement, at the signature, the SUBLESSEE hands over a bank guarantee to the SUBLESSOR with the following characteristics:

A bank guarantee that provides a guarantee to the SUBLESSOR, at the first request, from the time of signature of this agreement and during its complete validity, for an amount equivalent to SIX MONTHLY PAYMENTS of the current rent, and which at the beginning is established at 114.480 EUROS PLUS VAT (one hundred and fourteen thousand four hundred and eighty Euros PLUS V.A.T).

The said guarantee shall have a validity of ONE YEAR (1 year) starting from the conclusion of this agreement.

During the complete validity of this agreement, the SUBLESSEE shall be under the obligation to renew the bank guarantee and hand it over to the SUBLESSOR two months before the expiry of the previous guarantee, and it shall be revised so that it always covers the amount of twelve monthly payments of the subleased rent. The absence of the said bank guarantee will be cause for the cancellation of this agreement at the request of the SUBLESSOR.

The mentioned bank guarantee shall assure the SUBLESSOR of the fulfillment of each and all of the obligations agreed upon in this agreement by the SUBLESSEE.

Twenty-three.- Notifications

In order to receive any notification in connection with the rights and obligations of this agreement, as well as the effects of summons or subpoena, the address of the LESSEE is the one indicated in the introduction to this document, and the address of the SUBLESSEE is that of the office premises which are the object of the agreement.

Twenty-four. Jurisdiction

The parties agree to submit disputes, disagreements or claims regarding this agreement to the courts of the city of Madrid.

Twenty-five.- Costs related to Converting this Agreement into a Public Deed and Registration

This agreement can be converted into a public deed in order to register it in the Property Registry at the request of any of the parties provided that the lease agreement, from which it is derived, is registered in the Registry.

In this case, all costs related to the above, including fiscal costs, shall be for the account of the requesting party.

In witness whereof, the parties sign two copies of this document to one sole effect at the place and on the date indicated above.

THE SUBLESSOR	THE SUBLESSEE